PROMISSORY NOTE

$275,958.27 US                                                 January 23, 1997

     FOR VALUE RECEIVED, the undersigned, ENVIROMETRICS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Payor"), promises to pay to PRECISION SOUTHEAST, INC., a corporation existing under the laws of the State of South Carolina (hereinafter referred to as 'Payee"), at such place as Payee may from time to time designate, the aggregate principal amount of Two Hundred Seventy-Five Thousand Nine Hundred Fifty Eight Dollars and twenty seven cents ($275,958.27 US) (the "Principal") as provided below.

Principal and interest due hereunder shall be due and payable as follows:

Subject to the provisions of paragraph 3 below, Forty Thousand Dollars ($40,000.00 US) of the Principal balance hereof outstanding shall be paid upon receipt of the proceeds of the Miller Note Receivable, in the Principal amount of Two Hundred Thirty Thousand Dollars ($230,000.00), held by Payor, with interest paid monthly on the Forty Thousand Dollars Principal portion, and One Hundred Twenty-Two Thousand Dollars ($122,000.00 US) of the Principal balance hereof outstanding shall be paid over a three year period based on a four year amortization including accrued interest thereon, commencing January 21, 1997 and on each 21st of the following month until all Remaining Principal due under this
Note is paid in full; provided, in any event that all sums clue hereunder shall be due and payable on December 21, 2000 (the "Maturity Date"). Seventy-Eight Thousand Dollars ($78,000.00) of the principal balance hereof outstanding shall be converted to equity upon execution of a stock subscription agreement..

Any unpaid principal on this Note shall be due and payable in full with accrued interest thereon on the settlement date of any sale by the Payor, public or private, of its securities of any character, if the net proceeds to the Payor from such sale, after the payment of fees and expenses incurred in connection with the sale, equal or exceed the sum of $1,000,000.00 US..

The principal due under this Note, or the sums paid pursuant to Paragraph 2 above, shall bear interest at the rate of Twelve Percent (12%) per annum on the Principal outstanding hereunder from time to time on all invoices secured under this note agreement over sixty (60) days from date of invoice.

This Note may be prepaid in whole or in part by Payor at any time without penalty. Payments shall be applied first to accrued interest and then to Principal. All payments due hereunder are payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

In the event of (a) the making of any payment payable hereunder more than (20) days after each such payment is due hereunder, or (b) any default in the performance of any other covenant or agreement contained in this Note within
(60) days after such performance is due, or (c) the filing of a petition by or against Payor under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Code, or such a filing against Payor, which is not dismissed within sixty (60) days thereafter, or (d) any assignment by
Payor for the benefit of creditors, or (e) the transfer by Payor of a substantial portion of assets, except for transfers in the ordinary course of business or for fair consideration or pursuant to a potential merger contemplated by execution of a letter of understanding of Payor or an affiliate of Payor, or (f) if any representation or warranty made by Payor herein shall prove to have been false or materially misleading when made, then an Event of Default shall be deemed to exist hereunder. Upon the occurrence and at any time during the continuance of an Event of Default, at the option of Payee, the whole of the Principal, all accrued interest thereon and any other sums due hereunder shall immediately become due an payable upon written notice by Payee to Payor.

From and after the Maturity Date of this Note, as the result of a declaration of maturity or otherwise, and including any period subsequent to obtaining a judgment by Payee, until paid in full, the entire Principal balance and other amounts remaining due and unpaid hereunder shall bear interest at the rate of Fourteen Percent (14%) per annum, compounded annually. Failure to exercise any right which Payee may be entitled to by virtue of an Event of Default, shall not constitute a waiver of any other rights in respect of any subsequent Event of Default, whether of the same or different nature.

Payor shall pay Payee on demand all reasonable costs and expenses incurred by Payee in the enforcement of the provisions of the Note, including but not limited to reasonable attorneys' fees and legal expenses. All such costs and expenses shall constitute a part of the sums due under this Note.

Payor waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws of the State of South Carolina, without regard being given to its conflicts of law principles. Further, the parties agree by execution of this note hereinbelow that the exclusive forum for all collection activities shall be in the State of South Carolina.

If any term or provision of this Note or the application thereof shall to any extent be invalid or unenforceable, the remainder of this instrument or the application of such terms to persons or circumstances other than those to which any provision is held invalid or unenforceable shall not be affected thereby,

This Note may not be modified orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any such modification is sought. The remedies set forth herein in all instances are not exclusive but are cumulative and in addition to all other remedies which may exist.

Dated as of the date first stated above.

                                        ENVIROMETRICS, INC.
                                        Walter H. Elliott, III.


                               SECURITY AGREEMENT

                                   SECTION ONE
                          CREATION OF SECURITY INTEREST

     ENVIROMETRICS, INC. (the "Debtor"), a Delaware corporation, has an outstanding balance of trade amounts of $275,958.27 (the "Indebtedness") has executed and delivered its promissory note dated the date hereof in the principal amount of Two Hundred Seventy-Five Thousand Nine Hundred Fifty Eight Dollars and twenty seven cents ($275,958.27 US) (such note, as it may be amended, renewed or extended from time to time) to PRECISION SOUTHEAST, INC. (the "Secured Party"), a South Carolina Corporation. The Note provides for the repayment of principal and the payment of interest thereon and of other fees and charges set forth therein. Such principal, interest, fees and other charges are referred to collectively herein as the "Note Indebtedness".

     In order to secure the payment of the Indebtedness in accordance with the terms of the Note, the Debtor hereby sells, assigns, transfers and grants to the Secured Party a security interest in all of the Debtor's right, tire and interest in and to that certain Promissory Note by and between Dr. James Miller, MD and Envirometrics, Inc., dated December 19, 1996, in tile amount of Two Hundred Thirty Thousand Dollars ($230,000 US), a copy of which is attached hereto as Attachment A and that certain promissory Note by and between Trico Envirometrics, Inc. and Envirometrics, Inc., dated as of July 26, 1996, in the amount of Six Hundred Thousand Dollars ($600,000 US), a copy of which is attached hereto as Attachment B and expressly incorporated herein by reference (the "Trico Note") and (2) any proceeds of the Trico Note or the Gillette Pledge Agreement. In addition, a security interest is assigned and granted to all tools, mold and other equipment owned by the Debtor and located on the premises of tile Secured Party (all the items described in clauses (1) and (2) being collectively referred to as the "Collateral").


                                   SECTION TWO
                         RIGHTS OF DEBTOR IN COLLATERAL

     Debtor warrants (1) that it is the owner of the Collateral free from any adverse lien, security interest, or encumbrance, except for the security interest granted hereby that the Debtor has committed through an assignment of collateral proceeds executed December 20, 1996, and that the Debtor has committed through an assignment of collateral proceeds executed January 21, 1997
(2) that it has the right and authority to enter into this Agreement, and (3) that it will defend the Collateral against all claims and demands of any and all persons claiming the Collateral or any interest therein, subject to the Debtor's Security Interest. The Debtor hereby declares tile Debtor's Security Interest to be subordinate in priority to the security interest granted hereby, and agrees to file an appropriate notice of such subordination in nil offices where the Financing Statement(s) (as defined below) is/are filed, concurrently with the execution and delivery of this Agreement.

                       SECTION THREE FINANCING STATEMENTS

     The Debtor has filed financing statement(s) (the "Financing Statements"), with respect to the Debtor's Security Interest in the office(s) of the Secretary of State of South Carolina (and the Charleston county Register of Mesne Conveyances), Debtor warrants that other than the Financing Statements, additional financing statements related to Shakespeare Partners Limited and The United States Company covering any of the Collateral or any proceeds thereof are also on file in any public office. At the request of Secured Party, Debtor shall join with the Secured Party in executing on or more financing statements pursuant to the Uniform Commercial Code of South Carolina in a form satisfactory to Secured Party. Debtor shall pay the cost of filing such financing statement or statements, or filing or this Agreement, in all public offices where filing or recording is deemed by Secured Party to be necessary or desirable.


                                  SECTION FOUR
                               SALE OR ASSIGNMENT

     Debtor shall not sell or offer to sell or otherwise transfer Collateral or any interest therein without the written consent of Secured Party.

                              SECTION FIVE DEFAULT

     "Default" under this Agreement shall mean the occurrence of an Event of Default under and as defined in the Note.

                              SECTION SIX REMEDIES

     On Default hereunder and at any time during the continuance of such Default, Secured Party shall have the remedies of a Secured Party under the Uniform Commercial Code of the State of South Carolina. Upon Default, Debtor agrees to assemble and make available to the Secured Party the collateral at a place and time convenient to both parties together with all documents or instruments reasonable necessary to assign or otherwise transfer Debtor's interest in the Collateral to the Secured Party as has been agreed to by the Secured Party through an assignment of collateral proceeds executed December 20, 1996, and through an assignment of collateral proceeds executed January 21, 1997.

                              SECTION SEVEN WAIVER

     Any waiver by Secured Party of any Default hereunder shall not be deemed a waiver of any other Default or of the same Default on a future occasion.

                                  SECTION EIGHT
                               EFFECT OF AGREEMENT

     All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns, and all obligations of Debtor shall bind the successors and assigns of Debtor.

     This Agreement shall become effective when signed by Debtor,

     IN WITNESS WHEREOF, the parties have executed this agreement as of the 23rd of January, 1997.


DEBTOR: ENVIROMETRICS, INC.
By: Walter H. Elliott III Its:    President

SECURED PARTY: PRECISION SOUTHEAST, INC

By:  S. Richard Averette
Its: President